Exhibit 99

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE

JPMorganChase Plans Dividend Increase and Has Authorized a New Common Share Repurchase Program

New York, July 1, 2025 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorganChase” or the “Firm”) announced today that its Board of Directors intends to increase the quarterly common stock dividend to $1.50 per share (up from the current $1.40 per share) for the third quarter of 2025. The Firm’s quarterly common stock dividends are subject to approval by the Board of Directors at the customary times that those dividends are declared.

In addition, the Firm’s Board of Directors has authorized a new common share repurchase program of $50 billion, effective July 1, 2025. The authorization to repurchase common shares will be used at management’s discretion, and the amount and timing of common share repurchases under the new authorization will be subject to various factors.

Under the current Stress Capital Buffer (“SCB”) framework, the Firm’s preliminary SCB requirement provided by the Federal Reserve is 2.5% (down from the current 3.3%) and the Firm’s Standardized Common Equity Tier 1 (“CET1”) capital ratio requirement including regulatory buffers is 11.5% (down from the current 12.3%). The Federal Reserve will provide the Firm with its final SCB requirement by August 31, 2025, and that requirement will become effective on October 1, 2025 and will remain in effect until September 30, 2026.

The Firm awaits the finalization of the Federal Reserve’s proposed rulemaking to reduce volatility in capital requirements, which would include averaging stress test results from the previous two consecutive years and modifying the annual effective date from October 1 to January 1.

Jamie Dimon, Chairman and CEO of JPMorganChase said: “We are steadfast in our commitment to serving our clients and communities, which include consumers, businesses of all sizes, schools, hospitals, cities, states, and countries, across all environments. We continue to make significant investments in products, people, and technology to grow our businesses and position the company for future success. The Board’s intended dividend increase, our second this year, represents a sustainable level of capital distribution to our shareholders and is supported by our strong financial performance. The new share repurchase program provides the ability to distribute capital to our shareholders over time, as we see fit. The Federal Reserve’s 2025 stress test results continue to demonstrate that banks are resilient, withstanding extreme hypothetical shocks while supporting the broader economy and financial markets. In addition to the Federal Reserve’s point-in-time stress test, we conduct hundreds of stress tests each week to protect our company from a wide range of possible outcomes. Our fortress balance

Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler 202-916-3206

sheet, with significant excess capital and robust liquidity, enables us to be a pillar of strength – in both good times and bad times – allowing us to consistently serve our clients, communities, and countries throughout the world. We look forward to future proposals from the Federal Reserve on stress test models and scenarios that will increase transparency and address longstanding issues with the current SCB framework.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/ir/sec-other-filings/overview), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorganChase had $4.4 trillion in assets and $351 billion in stockholders’ equity as of March 31, 2025. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact: Mikael Grubb 212-270-2479	Media Contact: Trish Wexler 202-916-3206